Exhibit 99.1

NYSE: REY June 20, 22 & 27, 2006

Safe Harbor During the course of this meeting, we will make certain predictive statements in an effort to assist you in understanding Reynolds. Fiscal 2006 results are unaudited and based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. These predictive statements are forward looking and subject to certain risks, including, without limitation, the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; competitive factors; the inability to attract sufficient customers in new markets; and general economic and business conditions. Our SEC filings discuss these risks and other factors under "Risk Factors" in the Business section of our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission. Our Form 10-K also contains a description and reconciliation of any non-GAAP information which may be discussed during this call.

REY: NYSE $1B automotive dealer services provider #1 DMS market share #1 customer satisfaction according to NADA Award-winning service and support organization Automotive retailing is an attractive market with tremendous opportunity

Market Trends Auto dealers are looking to ... Improve operational efficiency and drive out fixed costs Identify alternatives to mass advertising Make better use of information Grow service and parts operations Reduce compliance and information security exposure

The Market: North America Estimated market size* 25,000 Dealer locations ~1 million 'users' One trillion dollars revenue $81 billion in dealer spend Market characteristics Mature Market Dealer-lead Emergence of new entrants Growth in value added applications and services *Management estimates

How Are We Going To Grow Reynolds? Secure the core DMS business Build penetration in value added applications Build an information services business around consulting Grow internationally Stabilize and grow the forms business Leverage core competence in other dealer-related markets Realign the organization

In millions Cash Return To Shareholders Capital Profile: History of Key Shareholders Actions Shares Outstanding

High Cash Flow Generative Business Recurring revenue model generates reliable cash flows Limited capital expenditure requirements Low working capital intensity Approximate cash position: $133M at September 30, 2005 $170M at December 31, 2005 $200M at March 31, 2006 $231M at May 31, 2006 $104M set aside for the satisfaction of public debt

Financial Outlook Q3 EPS to be between $0.39 and $0.42 FY2006 revenues up approximately 2% Operating margins in the mid teens Net capital expenditures to total approximately $15-20M Depreciation and amortization to total approximately $27M R&D expenses to be approximately $75-80M Tax rate to be approximately 40%

Summary World class brand, reputation and people #1 DMS market share and customer satisfaction Stable and diversified revenue stream High cash flow generative business Multiple avenues for organic and acquisition growth